Fidelity National Information Services, Inc.
Capco New Revenue Incentive Program for Executive Officers
2011 Award Agreement
THIS AWARD AGREEMENT (this “Agreement”), dated as of March 3, 2011, by and between Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), and [•] (the “Participant”), contains terms and conditions of the Participant's award relating to calendar year 2011 under the Capco New Revenue Incentive Program for Executive Officers (the “Executive Officer New Revenue Incentive Program”) under the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan (the “Plan”).

WHEREAS, it has been determined that the intent and purpose of the Executive Officer New Revenue Incentive Program will be furthered by providing the Participant the opportunity to participate in the Executive Officer New Revenue Incentive Program in 2011.

NOW THEREFORE, in consideration of the foregoing and of the mutual undertakings set forth in this Agreement, the Company and the Participant agree as follows:

1.Award. Subject to the terms and conditions set forth in this Agreement, the Executive Officer New Revenue Incentive Program and the Plan, the Company grants to the Participant a right to receive [•]% of the New Revenue Pool (as defined in the Executive Officer New Revenue Incentive Program) for up to a maximum of $[*] in 2011. Participation in the Plan with respect to the 2011 New Revenue Pool does not guarantee that the Participant will be selected for participation in future years or, if selected, will receive the same percentage of any future year's New Revenue Pool.
2.Payment and Forfeiture. To the extent earned, payments will be made within the first 90 days of 2012. If the Participant is not (a) employed by the Company or one of its Subsidiaries (as defined in the Plan) or (b) a manager providing services to the Company or one of its Subsidiaries (as defined in the Plan) pursuant to a management services agreement, in each case, on the date that payment is made, then the Participant shall forfeit his or her award.
3.Program and Plan Provisions; Clawback. The Participant's right to receive and retain payments pursuant to this Agreement shall be subject to all of the terms and conditions of the Executive Officer New Revenue Incentive Program and the Plan, as may be amended from time to time, including, without limitation, the clawback provisions set forth in Section 7 of the Executive Officer New Revenue Incentive Program.
4.Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to conflicts or choice of law principles.
5.Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:
Title:

PARTICIPANT

Name: